Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Susan Jaramillo
Senior Director, Corporate Communications
Exide Technologies
203/699-9133 phone
susan.jaramillo@exide.com

INVESTOR CONTACT:

Carol Knies
Senior Director of Investor Relations
Exide Technologies
678/566-9316 phone
carol.knies@exide.com

Exide Technologies Names Paul Hirt President, Exide Americas

Milton, GA, — October 19, 2011 — Exide Technologies (NASDAQ: XIDE), a global leader in stored electrical energy, announced the appointment of Paul Hirt as president of its Americas Region, effective November 18. He replaces Bruce Cole who was named Exide’s Executive Vice President, Strategy and Business Development.

Since 2007, Hirt has been president and chief executive officer of Sigma Electric Manufacturing Co. In his new role, Hirt will report to Jim Bolch, Exide president and chief executive officer and be a member of the Exide Executive Leadership Team.

Prior to being named President and CEO of Sigma Electric Manufacturing Co., Hirt spent 25 years with General Electric Company serving in multiple leadership roles including sales and marketing, six sigma, and general management.

“Paul brings 30 years of experience as a results-oriented leader who achieved double digit operating margin growth in a tough business environment through revenue growth and total cost productivity,” said Bolch. “His intense customer focus and commercial skills combined with a six-sigma/lean orientation will be an outstanding addition to our company as we drive profitability.”

Exide’s Americas Region offers products and services for the transportation market aimed at meeting all starting and deep-cycle needs. Through the region’s GNB® Industrial Power division, Exide also offers battery products for electric lift trucks and other industrial electric vehicles as well as energy storage solutions for critical systems that require uninterrupted power supply.

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About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s four global business groups – Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.